                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        IL FORNAIO (AMERICA) CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                 Not applicable
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                               [IL FORNAIO  LOGO]

                        IL FORNAIO (AMERICA) CORPORATION
                           770 TAMALPAIS DRIVE, #400
                             CORTE MADERA, CA 94925

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 1998

TO THE STOCKHOLDERS OF IL FORNAIO (AMERICA) CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Il Fornaio (America) Corporation, a Delaware corporation (the "Company"), will be held on Friday, April 24, 1998, at 4:00 p.m. local time, at the Il Fornaio restaurant located at 327 Lorton Avenue, Burlingame, California, for the following purposes:

     1. To elect three directors to hold office until the 2001 Annual Meeting of Stockholders.

     2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 27, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 2, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Paul J. Kelley

                                          Paul J. Kelley
                                          Vice President, Finance, Chief
                                          Financial Officer and Secretary

Corte Madera, California
March 27, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        IL FORNAIO (AMERICA) CORPORATION
                           770 TAMALPAIS DRIVE, #400
                             CORTE MADERA, CA 94925
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 24, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Il Fornaio (America) Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, April 24, 1998, at 4:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Il Fornaio restaurant located at 327 Lorton Avenue, Burlingame, California. The Company intends to mail this proxy statement and accompanying proxy card on or about March 27, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on March 2, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 5,827,999 shares of Common Stock.

     Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 770 Tamalpais Drive, #400, Corte Madera, California 94925, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than November 27, 1998, in order to be included in the proxy statement and proxy relating to that annual meeting. In addition, any stockholder that desires to make a proposal to be presented at the Company's Annual Meeting of Stockholders must comply with the provisions relating to advance notice contained in the Company's By-laws.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of eight members. There are three directors in the class whose term of office expires in 1998. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2001 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

                  NOMINEES FOR ELECTION FOR A THREE-YEAR TERM
                      EXPIRING AT THE 2001 ANNUAL MEETING

LAURENCE B. MINDEL

     Laurence B. Mindel, 60, joined the Company as Chairman of the Board, President and Chief Executive Officer in January 1987. From 1964 to 1970, Mr. Mindel was President and Chief Executive Officer of Caswell Coffee Company in San Francisco. In 1970, Mr. Mindel co-founded Spectrum Foods, where he served as Chairman of the Board, President and Chief Executive Officer. Under Mr. Mindel's direction, Spectrum created 14 restaurants in Northern and Southern California, including Chianti, MacArthur Park, Harry's Bar and American Grill, Prego and Guaymas. In 1984, Saga Corporation acquired Spectrum Foods, and from that time until he joined the Company, Mr. Mindel served as President of the Saga Restaurant Group, which included Stuart Anderson's Black Angus, Velvet Turtle, Spoons, Hotel Food Services and the newly acquired Spectrum Foods restaurants. In 1985, Mr. Mindel became the first person of non-Italian descent and the first American to be awarded the Caterina di Medici medal. Awarded by the Italian government, the medal recognizes persons who have excelled in preserving the Italian heritage outside of Italy. Michael Mindel, the son of Laurence B. Mindel, is Vice President of Marketing of the Company.

W. SCOTT HEDRICK

     Scott Hedrick, 51, has been a director of the Company since 1987. Mr. Hedrick co-founded InterWest Partners, a venture capital management firm, in 1979 and has been a general partner of that firm since that time. From 1974 to 1979, Mr. Hedrick was a partner of American-Euro Interfund, a venture capital corporation. From 1970 to 1974, he was an Assistant Vice President with Small Business Enterprise Company, a venture capital subsidiary of Bank of America NT & SA. Mr. Hedrick is also a director of Office Depot, Inc.

W. HOWARD LESTER

     Mr. Lester, 62, has been a director of the Company since 1980. Mr. Lester has served as Chairman of the Board and Chief Executive Officer of Williams-Sonoma, Inc., a retail kitchen furnishings and housewares company, since 1978. Mr. Lester is also a director of The Good Guys, Inc., CKE (Carl's) and Harold's Corporation.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

          DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

F. WARREN HELLMAN

     F. Warren Hellman, 63, has been a director of the Company since 1983. From 1984 to 1997 Mr. Hellman was a general partner of Hellman & Friedman, an investment firm and since January 1998, he has been Chairman of Hellman & Friedman LLC. He has also been a partner of Matrix Partners, a venture capital firm, since 1982 and a general partner of FWH Associates, an investment firm, since 1985. From 1962 to 1977, Mr. Hellman was a partner of Lehman Brothers in New York, where he served at various times as head of Lehman's Investment Banking Division, President and Director of Lehman Brothers, Inc., and Chairman of Lehman Brothers, Inc. and Chairman of Lehman Corporation, a closed-end investment company. From October 1981 to March 1984, Mr. Hellman also served as Managing Director of Lehman Brothers Kuhn Loeb. Mr. Hellman is also a director of Levi Strauss & Co., Franklin Resources, Inc., MobileMedia Communications, Osterweis Capital Management, PowerBar, Inc., D.N. & E. Walter & Co., Young & Rubicam Holdings, Inc., VSP Holdings and Sugarbowl Corporation.

MICHAEL J. HISLOP

     Michael J. Hislop, 43, joined the Company as President and Chief Operating Officer in July 1995. From April 1991 to May 1995, Mr. Hislop served as Chairman and Chief Executive Officer of Chevy's Mexican Restaurants which, under his direction, grew from 17 locations to 63 locations nationwide. From 1982 to 1991, Mr. Hislop was employed by El Torito Mexican Restaurants, Inc., serving first as Regional Operator, then as Executive Vice President of Operations and, for the last three years, as Chief Operating Officer. From 1979 to 1982, Mr. Hislop was employed by T.G.I. Fridays Restaurants, Inc. as a Regional Manager.

T. GARY ROGERS

     T. Gary Rogers, 55, has been a director of the Company since 1989. He has been Chairman of the Board and Chief Executive Officer of Dreyer's Grand Ice Cream, Inc., a manufacturer and distributor of premium ice cream products, since 1977. In 1973, he founded Vintage Management Company, a restaurant company operating Vintage House Restaurants, and served as its President until 1977.

          DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

PIERRE W. MORNELL

     Pierre W. Mornell, 63, has been a director of the Company since 1991. Since 1969, Dr. Mornell has been a psychiatrist and a consultant in private practice. Since 1985, he has lectured in the IBM Advanced Management Seminar and International Executive Programs. Dr. Mornell has also lectured at the Stanford University and Harvard University business schools. Dr. Mornell was a founding director of the Trust for Public Land. He has served as a consultant to a number of presidents of organizations, including Northern Telecom (Canada), Intuit Inc. and Kinko's.

DEAN A. CORTOPASSI

     Dean A. Cortopassi, 59, has been a director of the Company since April 1996. Mr. Cortopassi founded and has served as Chief Executive Officer of San Tomo Group, a holding company which owns and operates a number of food processing and marketing companies, including Stanislaus Food Products, Gilroy Canning Company, Sierra Quality Canners and Muir Glen Organics. Mr. Cortopassi is also a director of the National Food Processors Association and Aidell's Sausage Company.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 28, 1997, the Board held four meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a nominating committee or any committee performing a similar function.

     The Audit Committee meets with the Company's independent auditors to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; receives and considers the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and performs other related duties delegated to such committee by the Board. The Audit Committee, which consists of two non-employee directors, Mr. Hellman and Mr. Cortopassi, did not meet during fiscal 1997.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which consists of four non-employee directors, Messrs. Hedrick, Lester, Mornell and Rogers, held one meeting during fiscal 1997.

     During fiscal 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served during the fiscal year, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 27, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since 1990. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 2, 1998 by (a) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (b) each director and nominee for director; (c) each of the executive officers named in the Summary Compensation Table; and (d) all executive officers and directors of the Company as a group.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                                                               NUMBER        PERCENT
                      BENEFICIAL OWNER                        OF SHARES    OF TOTAL(2)
                      ----------------                        ---------    -----------
InterWest Partners (3)......................................    706,031       12.1%
Building Three, Suite 255
3000 Sand Hill Road
Menlo Park, CA 94025
Laurence B. Mindel (4)......................................    714,896       12.2%
Il Fornaio (America) Corporation
770 Tamalpais Drive, #400
Corte Madera, CA 94925
The TCW Group, Inc. (5).....................................    476,200        8.2%
865 South Figueroa Street
Los Angeles, CA 90017
Michael J. Hislop(6)........................................    285,580        4.7%
Paul J. Kelley(7)...........................................     56,740        1.0%
Michael J. Beatrice(8)......................................     21,412          *
Dean A. Cortopassi(9).......................................     62,294        1.1%
W. Scott Hedrick(3)(10).....................................    719,031       12.3%
F. Warren Hellman(11).......................................    140,854        2.4%
W. Howard Lester(12)........................................    188,201        3.2%
Pierre W. Mornell, M.D.(13).................................     25,997          *
T. Gary Rogers(14)..........................................     54,462          *
All executive officers and directors as a group
(10 persons)(15)............................................  2,265,168       36.1%

---------------
  * Less than one percent.

 (1) This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the Securities and Exchange Commission (the "Commission"). Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

 (2) Applicable percentages are based on 5,827,999 shares outstanding on March 2, 1998, adjusted as required by rules promulgated by the Commission.

 (3) Includes 201,289 shares held of record by InterWest Partners I, 202,412 shares held of record by InterWest Partners II, 295,158 shares held of record by InterWest Partners IV and 7,172 shares held of record by InterWest Entreprenuers. HBH Partners I is the general partner of InterWest Partners I, HBH Partners II is the general partner of InterWest Partners II, InterWest Management Partners IV is the general partner of InterWest Partners IV and InterWest Partners II is the general partner of InterWest Entrepreneurs. Mr. Hedrick is a general partner of HBH Partners I, HBH Partners II and InterWest Management IV. Mr. Hedrick disclaims beneficial ownership of share held by such entities except to the extent of his pro rata interests in such partnerships.

 (4) Includes 7,195 share held by the Mindel Family Trust, 5,750 shares held by a Trust created for the benefit of Laurence B. Mindel and his family, and 646,179 shares held by The Mindel Living Trust, of which Mr. Mindel is a trustee. Also includes 55,772 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date. Excludes an aggregate of 195,944 shares held in trusts for five children of Mr. Mindel, as to which Mr. Mindel is not a trustee and disclaims beneficial ownership.

 (5) Based on a Schedule 13G filed with the Commission on February 12, 1998, includes 476,200 shares held by Trust Company of the West, TCW Asset Management Company and TCW Funds Management, Inc., all of which are subsidiaries of The TCW Group, Inc.

 (6) All of which are issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

 (7) Includes 26,887 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

 (8) Includes 21,312 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

 (9) Includes 57,794 shares held of record by Stanislaus Food Products Company, a California Corporation. Mr. Cortopassi is Chief Executive Officer and a principal stockholder of Stanislaus Food Products company. Also includes 4,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(10) Includes 13,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(11) Includes 123,555 shares held of record by FWH Associates, A California Limited Partnership. Mr. Hellman is a general partner of FWH Associates. Also includes 586 shares held of record by InterWest Partners I and 1,661 shares held of record by InterWest Partners II which represents FWH's pro rata interest of such partnerships' holdings. FWH Associates is a limited partner of InterWest I and II. Also includes 391 shares held of record by InterWest Partners I and 1,661 shares held of record by InterWest Partners II which represents the pro rata interest of such partnerships' holdings held by The Marco Hellman Trust "B". Mr. Hellman is the sole trustee of The Marco Hellman Trust "B". The Marco Hellman Trust "B" is a limited partner of InterWest Partners I and II. Also includes 3,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(12) Includes 23,535 share held of record by Williams-Sonoma, Inc. Mr. Lester is the Chairman of the Board and Chief Executive Officer of Williams-Sonoma, Inc. Also includes 13,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(13) Includes 2,145 shares held of record by an individual retirement account for the benefit of Dr. Mornell's wife and 4,620 shares held by Pierre Mornell, M.D., Sole Proprietor Profit Sharing Plan. Also includes 13,000 shares issuable upon the exercise of stock option that are exercisable within 60 days of the Record Date.

(14) Includes 5,487 shares held of record by Rogers Revocable Trust and 35,975 shares held of record by Four Rogers Trust. Mr. Rogers is a trustee of both Rogers Revocable Trust and Four Rogers Trust. Also includes 13,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(15) Includes information contained in the notes above, as applicable.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended

December 28, 1997, the Company's officers, directors and greater than ten percent beneficial owners complied with applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive stock option grants for their services as directors under the 1997 Non-Employee Directors' Stock Option Plan (the "Directors Plan"). Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code").

     Option grants under the Directors' Plan are non-discretionary. Each person who was serving as a non-employee director on April 23, 1997, the date the Directors' Plan was approved by the stockholders of the Company, was automatically granted an option to purchase 4,500 shares of Common Stock of the Company. Additionally, each person who is first elected or appointed to the Board after April 23, 1997, will automatically be granted an option to purchase 4,500 shares of Common Stock of the Company. Every 36 months after the initial grant of 4,500 shares, each non-employee director will be granted an option to purchase an additional 4,500 shares of the Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest in three equal annual installments commencing on the date one year after the grant of the option, provided that the optionee has, during the entire year prior to each such vesting date, provided continuous service to the Company as a non-employee director or as an employee of the Company or an affiliate of the Company. The term of options granted under the Directors' Plan is 10 years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction unless any surviving corporation assumes such options or substitutes similar options for such options.

     During fiscal 1997, the Company granted options covering an aggregate of 27,000 shares to the six non-employee directors of the Company at an exercise price of $6.00 per share, the fair market value of the Common Stock on the date of, as determined by the Board. During fiscal 1997, no options to purchase shares were exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation

     The following table shows, for the fiscal years ended December 28, 1997 and December 29, 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, and its other four most highly compensated executive officers (the "Named Executive Officers"):

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                        ANNUAL COMPENSATION(1)    ------------------
                                                        -----------------------    NUMBER OF SHARES
         NAME AND PRINCIPAL POSITION            YEAR     SALARY     BONUS(2)(3)   UNDERLYING OPTIONS
         ---------------------------            ----    --------    -----------   ------------------
Laurence B. Mindel                              1997    $402,910     $204,050           20,500
  Chairman of the Board and Chief               1996    $369,519     $ 12,900           17,695
  Executive Officer
Michael J. Hislop                               1997    $339,612     $175,000           17,500
  President and Chief Operating Officer         1996    $313,615     $  9,000           15,200
Paul J. Kelley                                  1997    $149,446     $ 37,500            7,450
  Vice President, Finance, Chief Financial      1996    $139,496     $ 28,000            6,350
  Officer and Secretary
Michael J. Beatrice(4)                          1997    $135,511     $ 48,000            6,650
  Vice President, Operations                    1996    $ 86,538     $ 34,260           50,000

---------------
(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) Includes car allowance.

(3) Includes bonuses paid in 1997 and 1998 for services rendered in 1996 and 1997, respectively, but does not include bonuses paid in 1996 for services rendered in 1995.

(4) Mr. Beatrice commenced employment with the Company on April 15, 1996. Accordingly, the amounts shown for 1996 are for compensation paid from April 15 to the end of fiscal 1996.

  Stock Option Information

     In March 1997 the Board of Directors adopted, and in April 1997 the stockholders approved, the Company's 1997 Equity Incentive Plan ( the "1997 Plan"), as an amendment and restatement of the Company's 1992 Stock Option Plan and the 1995 Stock Option Plan. An aggregate of 1,300,000 shares of Common Stock is authorized for issuance under the 1997 Plan. In addition, in April, 1997, the Board of Directors terminated the Company's 1988 Stock Option Plan and 1991 Stock Option Plan (the 1988, 1991, 1992 and 1995 Stock Option Plans are collectively referred to as the "Prior Plans"). The Company currently grants options to its executive officers under the 1997 Plan. As of December 28, 1997, options to purchase a total of 979,785 shares were outstanding under the Prior Plans and the 1997 Plan and options to purchase 458,320 shares remained available for grant under the 1997 Plan.

     The following tables shows, for fiscal 1997, certain information regarding options granted to the Named Executive Officers during fiscal 1997 and options held by the Named Executive Officers at fiscal year end.

                     STOCK OPTION GRANTS DURING FISCAL 1997

                                                                                           POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                               ---------------------------------------------------------      ANNUAL RATES OF
                                               % OF TOTAL                                       STOCK PRICE
                                NUMBER OF       OPTIONS         EXERCISE                       APPRECIATION
                               SECURITIES      GRANTED TO     OR BASE PRICE                 FOR OPTION TERM(4)
                                 OPTIONS      EMPLOYEES IN      PER SHARE     EXPIRATION   ---------------------
            NAME               GRANTED(1)    FISCAL YEAR(2)    $/SHARE(3)        DATE         5%         10%
            ----               -----------   --------------   -------------   ----------   ---------  ----------
Laurence B. Mindel...........    20,500           14.4%           $6.60        04/23/02     $37,380    $ 82,602
Michael J. Hislop(5).........    17,500           12.3%           $6.00        04/23/07     $66,150    $166,950
Paul J. Kelley...............     7,450            5.2%           $6.00        04/23/07     $28,161    $ 71,073
Michael J. Beatrice..........     6,650            4.6%           $6.00        04/23/07     $25,137    $ 63,441

---------------
(1) Options generally become exercisable on an annual basis at a rate of 20% per year over five years. Options generally expire 10 years from the date of grant or earlier upon termination of employment. Upon certain changes in control of the Company, if an outstanding option is not assumed or substituted by the surviving entity, the unvested portion of the option accelerates and the option terminates if not exercised prior to such change in control.

(2) Options to purchase 142,555 shares of Common Stock were granted to employees in fiscal 1997.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors except that, with respect to the option granted to Mr. Mindel, the exercise price was equal to 110% of such fair market value.

(4) The potential realizable value is calculated based on the term of the option at its date of grant (five years for Mr. Mindel's option and 10 years for options held by other officers). It is calculated based on the assumption that the stock price on the date of grant appreciates from the date of grant at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock price.

(5) In the event of a change of control of the Company, the unvested portion of Mr. Hislop's option accelerates and he has the right to exercise all or any portion of the option.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES(1)

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                     OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                                 FISCAL YEAR END(#)            FISCAL YEAR END($)(2)
                                            ----------------------------    ----------------------------
                   NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                     -----------    -------------    -----------    -------------
Laurence B. Mindel........................     42,141          55,738       $  412,987      $  490,117
Michael J. Hislop.........................    279,040         213,660       $2,754,000      $2,077,563
Paul J. Kelley............................     25,986          35,500       $  262,158      $  339,072
Michael J. Beatrice.......................     10,000          46,650       $   93,750      $  430,694

---------------
(1) No options were exercised by any of the Named Executive Officers during fiscal 1997.

(2) Fair market value of the Company's Common Stock at December 28, 1997 ($14.375) minus the exercise price of the options.

EMPLOYMENT AGREEMENTS

     In April 1995, the Company entered into an at-will employment agreement with Michael J. Hislop as President and Chief Operating Officer. The agreement provided for a base salary, annual bonus and a monthly car allowance, subject to annual review. In addition, pursuant to the agreement, in April 1995, the Company granted Mr. Hislop options to purchase 460,000 shares of Common Stock. As set forth in the employment agreement, in the event of a change of control (as defined in the agreement), the unvested portion of the option automatically accelerates and Mr. Hislop has the right to exercise all or any portion of the option. The agreement provides further that in the event Mr. Hislop's employment is involuntarily terminated by the Company for any reason other than death, disability or cause (as defined in the agreement) or in the event Mr. Hislop voluntarily terminates his employment within 30 days of a change of control (as defined in the agreement), Mr. Hislop will receive, in lieu of any severance benefits which he may otherwise be entitled to receive under any Company severance plan or program, a cash severance payment in an aggregate amount equal to 100% of Mr. Hislop's annual base salary at the time of such termination.

JOINT REPORT OF THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee consists of W. Scott Hedrick, W. Howard Lester, Pierre W. Mornell and T. Gary Rogers, none of whom is an employee of the Company. The Committee is currently responsible for setting the Company's policies regarding compensation and benefits, and administering the Company's employee stock option and stock purchase plans. In particular, the Committee evaluates the performance of management and determines the compensation and benefits of executive officers. Prior to the Company's initial public offering in September 1997, the Company's employee stock plans were administered by the Board of Directors. Accordingly, the Board has joined in this Report with respect to the grant of options to executives prior to the effective date of that offering.

---------------

     1 This Section is not soliciting material, is not deemed filed with the Commission and it is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the Securities Act) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The Company's executive management program is designed (i) to attract and retain outstanding executive officers capable of leading the Company to fulfillment of its business objectives and (ii) to establish an appropriate link between executive compensation and achievement of the Company's strategic and financial performance goals, including the enhancement of stockholder value. To that end, the Company's compensation program offers competitive compensation opportunities that reward individual contributions as well as corporate performance, based on the following policies and principles:

     - Implementation of competitive pay practices, taking into account the pay practices of other companies of comparable size and stage of development with which the Company competes for talented executives.

     - Emphasis on pay-for-performance as a major component of compensation through annual incentive programs designed to reward executives for achievement of annual corporate financial performance goals.

     - Use of equity-based incentives designed to motivate executives to focus on long-term strategic objectives, to align the interests of management and the stockholders and to provide opportunities for management to share in the benefits that they achieve for the Company's stockholders.

     For 1997, the Company's executive compensation program included the following components: (i) base salary, (ii) annual incentives in the form of cash bonuses and (iii) long-term incentives in the form of options to purchase common stock of the Company.

     In establishing the size of an executive's opportunity for incentive compensation, including bonus and stock options, the Committee takes into account, in addition to general comparative information, the individual performance of the executive and the financial performance and strategic achievements of the Company during the prior year, the executive's level of responsibility and potential to influence or contribute to the Company's operation and direction and the quality of the executive's long-term strategic decisions made during the year. The Committee generally does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates Company and individual performance against that mix. To the extent that qualitative factors are involved in the determination, the Committee must necessarily make a subjective assessment of performance.

  Base Compensation

     Base salaries paid to executives are subject to annual review and adjustment. The Committee evaluates executive performance on the basis of a variety of factors, both individual and corporate, as well as level of responsibility, competitive factors and the Company's internal policies regarding salary increases. For 1997, the base salary of Laurence B. Mindel, the Company's Chief Executive Officer, was increased by 6%, largely reflecting his contribution to the Company in connection with the execution of the Company's long-term strategic initiatives, as well as the increase in 1996 in comparable restaurant sales. The Committee also considered, to a lesser extent, a variety of comparative data, gathered informally by the Committee members, with respect to compensation paid to executives at other companies with which the Committee members were familiar (although these companies are not included in the industry index used in the performance graph.) The base salaries paid to other executives were increased for 1997 by amounts ranging from 6% to 12%, reflecting similar factors.

  Annual Incentive Compensation

     Annual bonuses are intended to reward executives for achievement of targeted corporate financial performance goals. At a meeting in 1996, the Committee established the bonus potential for 1997 for each executive. Mr. Mindel was eligible to receive a bonus for 1997 equal to 25% of his base salary if the Company attained a targeted level of pre-tax income established by the Board in the Company's annual operating plan and an additional 25% of his base salary if the Company achieved a targeted level of improvement in 1997 earnings per share as compared with 1996. The other executives were eligible to receive bonuses ranging from 25% to 50% of their respective base salaries if the Company achieved certain financial performance goals. The goals, and the relative weights attributable to each, varied for each executive. These goals included achievement of one or more of the following elements: a targeted level of pre-tax income established by the Board in the Company's operating plan, a targeted level of improvement in 1997 earnings per share and a targeted divisional operating profit. With respect to any target, bonuses are typically not paid unless the particular target is achieved in full, with the result that a substantial portion of each executive's compensation is "at risk." In all cases, the targeted goals for 1997 were met or exceeded, and the full amount of potential bonuses was awarded to all executives.

  Long-Term Compensation

     Stock options under the Company's stock option plans are used to underscore the common interests of stockholders and management. Options are granted to executives to provide a continuing financial incentive to maximize long-term value to stockholders and to help make the executive's total compensation opportunity competitive. Options may be tax-qualified or nonstatutory and typically have exercise prices set at the fair market value of the Common Stock on the date of grant. In addition, because stock options generally become exercisable over a period of several years, options encourage executives to remain in the long-term employ of the Company.

     The size of an option to be granted to an executive is calculated on the basis of the potential reward to the officer, assuming a specified stock price appreciation over a five-year period. The targeted potential return is determined as a percentage of current base salary. Based on this formula, in 1997, Mr. Mindel was granted options to purchase 20,500 shares of Common Stock, and the other executives were granted options to purchase Common Stock at levels ranging from 6,350 to 15,200 shares. (Messrs. Mindel and Hislop did not participate in decisions with respect to the grant of their options.) Executives may realize the targeted return only to the extent that the actual price of the Common Stock increases in the public market at the assumed rate.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally imposes on the Company an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. Compensation in excess of $1 million may be deducted if it is performance-based compensation within the meaning of the Code. The Committee has not yet adopted a policy with respect to the treatment of all forms of compensation under Section 162(m); however, the Committee has determined that stock options granted under the Company's 1997 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant should, where practicable, be treated as "performance-based compensation," and the 1997 Equity Incentive Plan contains provisions designed to allow compensation recognized by an executive as a result of the grant of a stock option to be deductible by the Company.

                                          Compensation Committee

                                          W. Scott Hedrick
                                          W. Howard Lester
                                          Pierre W. Mornell
                                          T. Gary Rogers

                                          Other Board Members

                                          Dean A. Cortopassi
                                          F. Warren Hellman
                                          Michael J. Hislop
                                          Laurence B. Mindel

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following chart shows the value of an investment of $100 in cash at the close of business on September 19, 1997, the date of commencement of public trading of the Company's Common Stock, in (a) the Company's Common Stock, (b) the Dow Jones Restaurant Index and (c) the CRSP Total Return Index for the Nasdaq Stock Market (United States companies). All values assume reinvestment of the full amount of all dividends.

          COMPARISON OF 3 MONTH CUMULATIVE TOTAL RETURN ON INVESTMENT

                                       Il Fornaio
        Measurement Period              (America)           Dow Jones          Nasdaq CRSP
      (Fiscal Year Covered)            Corporation      Restaurant Index      Total Return
9/19/97                                    100                 100                 100
12/26/97                                    99                 100                 100

                                                             SEPTEMBER 19, 1997    DECEMBER 26, 1997
                                                             ------------------    -----------------
Il Fornaio (America) Corporation...........................        100.00                 99.00
Dow Jones Restaurant Index.................................        100.00                100.00
Nasdaq CRSP Total Return...................................        100.00                100.00

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with each of the Company's directors and executive officers which provide that, subject to certain limitations, the Company will indemnify against any and all expenses of the director or executive officer who incurred such expenses because of his or her status as a director or executive officer, to the fullest extent permitted by the Company's By-laws and Delaware law. In addition, the Company's By-laws provide that the Company shall indemnify its directors and executive officers to the fullest extent not prohibited by Delaware law, subject to certain limitations and may also secure insurance, to the fullest extent permitted by Delaware law, on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity.

---------------

     1 This Section is not soliciting material, is not deemed filed with the Commission and it not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate"), provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intention misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a Company director shall be eliminated or limited to the fullest extent permitted by the Delaware law, as so amended. The provision in the Restated Certificate does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non- monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Laurence B. Mindel's son, Michael Mindel, is Vice President of Marketing of the Company and, as such, for 1997, received aggregate cash compensation of $110,754 and options to acquire 3,950 shares of Common Stock.

                                 OTHER BUSINESS

     The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Paul J. Kelley

                                          Paul J. Kelley
                                          Chief Financial Officer, Vice
                                          President,
                                          Finance and Secretary

March 27, 1998

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 28, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS DEPARTMENT, IL FORNAIO (AMERICA) CORPORATION, 770 TAMALPAIS DRIVE #400, CORTE MADERA, CALIFORNIA 94925.

1637-PS-98

                        IL FORNAIO (AMERICA) CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 1998

        The undersigned hereby appoints LAURENCE B. MINDEL and PAUL J. KELLEY, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Il Fornaio (America) Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Il Fornaio (America) Corporation to be held on Friday, April 24, 1998, at 4:00 p.m. local time, at the Il Fornaio restaurant located at 327 Lorton Avenue, Burlingame, California, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect three directors to hold office until the 2001 Annual
            Meeting of Stockholders and until their successors are elected.

              [ ]   FOR  all nominees listed below        [ ]   WITHHOLD AUTHORITY to vote for all nominees below
                         (except as written below)

              NOMINEES: Laurence B. Mindel, W. Scott Hedrick, W. Howard Lester

             TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

          ----------------------------------------------------------------------

               MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2 BELOW.

PROPOSAL 2: To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 27, 1998.

               [ ]  FOR          [ ] AGAINST          [ ] ABSTAIN

                                                  Dated: __________, 1998

                                                  ------------------------------

                                                  ------------------------------
                                                           Signature(s)

                                                  Please sign exactly as your
                                                  name appears hereon. If the
                                                  stock is registered in the
                                                  names of two or more persons,
                                                  each should sign. Executors,
                                                  administrators, trustees,
                                                  guardians and
                                                  attorneys-in-fact should add
                                                  their titles. If signer is a
                                                  corporation, please give full
                                                  corporate name and have a duly
                                                  authorized officer sign,
                                                  stating title. If signer is a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  person.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.